Exhibit 10.26

December 6, 2007

Mr. Thomas Hein
c/o Orthofix, Inc.
The Storrs Building, Suite 250
10115 Kincey Avenue
Huntersville Business Park
Huntersville, NC 28078

Dear Tom:

Reference is made to that certain Employment Agreement, dated July 13, 2006 (as modified by this side letter, the “Agreement”), by and between Orthofix, Inc., a Minnesota corporation (the “Company”), and Thomas Hein (the “Executive,” or “you”), under which the Company’s payment obligations are guaranteed as provided therein by Orthofix International N.V., a Netherlands Antilles company (“Parent”). All capitalized terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the Agreement. This letter (“Letter”) is being delivered to memorialize the understanding between the parties to the Agreement (the “Parties”) with respect to the transition of your duties as Chief Financial Officer of the Company and Parent to a new Chief Financial Officer (“CFO”), as well as your assuming the role of Executive Vice President – Finance of the Company and Parent.

By executing this Letter as provided below, the Parties hereby agree as follows:

1.           The Company acknowledges that once the new CFO commenced employment with the Company on November 19, 2007 (the “Start Date”), an event constituting Good Reason pursuant to Section 4.4 of the Agreement occurred and would permit you to resign for Good Reason and receive the severance payments and other benefits described in Section 5.1 of the Agreement and elsewhere therein (“Benefits”), unless such event was cured by the Company. Such Benefits would include a right to (a) payment of a one-time lump sum in an amount equal to 100% of your Base Amount (the “Good Reason Payment”), (b) acceleration of the vesting of all stock options then held by you (the “Acceleration”), (c) payment of a bonus (through your date of termination) in the form of Incentive Compensation under the Bonus Plan based on your 2007 Goals, payable on the Severance Bonus Payment Date for the 2007 Bonus Plan year and (d) various other benefits, including outplacement services and certain welfare benefits (“Other Benefits”). Receipt of the Benefits requires your execution of a release as provided in Section 5.4 of the Agreement and your compliance with protective provisions in Article VI of the Agreement, both of which obligations continue following effectiveness of this Letter. With respect to such Good Reason event, the Parties agree to waive the related notice and cure periods in the Agreement and agree that such Good Reason event occurs as of the Start Date. Nothing in this Letter shall otherwise modify any notice or cure provisions under the Agreement, including requirements to give advance notice of termination by the Company or the Executive. The Parties further agree that the amount of the Good Reason Payment under the Agreement is $407,726.00.

Mr. Thomas Hein
December 6, 2007

2.           You hereby agree to continue in employment and thereby waive temporarily any and all Benefits under the Agreement (except unpaid base salary and accrued unpaid vacation), including the Good Reason Payment, Acceleration and Other Benefits, in exchange for the Company offering you the opportunity to earn a retention bonus of $150,000 (“Retention Bonus”). The Retention Bonus will be payable on July 15, 2008, as long as you:

a.           remain an employee of the Company (or one of its affiliates) from the Start Date through July 15, 2008 (the “Transition Period”); and

b.           work in good faith, as reasonably determined by the Company, with the new CFO to complete a plan for the transition of your current duties and responsibilities to the new CFO.

The Company agrees that during the Transition Period ending July 15, 2008, it may terminate your employment only for “Cause” as provided in Section 4.6 of the Agreement.

3.           During the Transition Period, you will serve as Executive Vice President – Finance and your duties will be as set forth by the CFO and the Chief Executive Officer in their sole discretion without regard to Section 1.1 or otherwise of the Agreement, which provisions are hereby superseded. While an employee of the Company (or one of its affiliates) during the Transition Period, you will continue to receive your current salary under Section 2.2 of the Agreement and the benefits set forth under Article III.

4.           With respect to Incentive Compensation under Section 2.3 of the Agreement, you will only be eligible for the earning and payment of such compensation as follows:

a.           if you remain employed with the Company through December 31, 2007, you shall receive your Incentive Compensation on the Severance Bonus Payment Date as if you had continued in the role of CFO through such date; and

b.           if you terminate employment with the Company for any reason prior to December 31, 2007, then on the Severance Bonus Payment Date you shall receive only your Incentive Compensation through the date hereof as if your employment had terminated under the Agreement as of the date hereof.

c.           if you remain employed with the Company on or after January 1, 2008, you will participate in the Bonus Plan in your new role as Executive Vice President-Finance. Your participation will be subject to the provisions of the Bonus Plan except as those terms might be modified by the Agreement and this Letter and will be at a level similar to that of your peers at the Company.

Mr. Thomas Hein
December 6, 2007

d.           if you terminate your employment after January 1, 2008, but on or before July 15, 2008 (unless you are terminated for Cause), you will receive Bonus Plan Incentive Compensation for fiscal year 2008 through the date of the termination of your employment as follows: you will be entitled to receive the pro rata amount of any 2008 Bonus Plan Incentive Compensation (based on the number of business days you were actually employed during 2008) that you would have received had you not terminated your employment during 2008; provided, however, the foregoing sentence is not intended to give you greater rights to such Incentive Compensation than a pro rata portion of what you would ordinarily be entitled to under the Bonus Plan and such pro rata portion shall be paid at the time such Incentive Compensation is paid to other senior executives of the Company in 2009.

5.           The following outlines when you would receive your Benefits (other than Incentive Compensation, which is outlined above) and, if earned, the Retention Bonus:

a.           if you voluntarily terminate employment with the Company before July 15, 2008, then, in addition to any unpaid base salary and accrued unpaid vacation then owing through the date of termination, as well as any pro rata amount of any Bonus Plan Incentive Compensation as provided under Section 4, following your termination you would receive your Good Reason Payment and Other Benefits, but you would not receive the Retention Bonus; the Acceleration would occur as of the date you terminated employment with the Company;

b.           if you die before July 15, 2008, then following your death, in addition to any unpaid base salary for the period from the date of your death until July 15, 2008 and accrued unpaid vacation owing through the date of death, as well as any pro rata amount of any Bonus Plan Incentive Compensation for the fiscal year of your death as provided under Section 4, your beneficiary would receive your Good Reason Payment, Other Benefits and the Retention Bonus; the Acceleration would occur as of the date you died;

c.           if you remain employed by the Company (or one of its affiliates) until July 15, 2008, but do not accept a long-term role with the Company (or are not offered a long-term role with the Company) for any reason, then following your termination of employment you would receive (i) your Good Reason Payment and Other Benefits; (ii) the Retention Bonus (to be paid on or before August 1, 2008); (iii)any unpaid base salary and accrued unpaid vacation then owing through the date of termination, as well as any pro rata amount of any Bonus Plan Incentive Compensation as provided under Section 4, and the Acceleration would occur as of the date you terminated employment with the Company; further, the Parties agree that the Company is not obligated to offer, nor are you obligated to accept, any long-term role; and

Mr. Thomas Hein
December 6, 2007

d.           if you remain employed by the Company (or one of its affiliates) until July 15, 2008, and you accept in writing a long-term role and continued employment with the Company, then you would receive the Retention Bonus (to be paid on or before August 1, 2008), but not receive the Good Reason Payment, Other Benefits or any other severance payments or benefits under the Agreement as a result of the Good Reason event (nor will the Acceleration occur); instead, the Agreement would remain in effect as if the Company had cured and remedied the event constituting Good Reason in accordance with Section 4.4 of the Agreement, to the reasonable satisfaction of the Executive, and the Executive shall have no right to terminate his employment or receive Benefits under Sections 4.4, 5.1 or any other provision of the Agreement, as a result of such Good Reason event.

6.           While nothing will obligate you to remain employed with the Company after July 15, 2008, or for the Company to offer you a long-term position after July 15, 2008, the Parties agree to work in good faith to determine to what extent and in what role you might remain with the Company after that date. Failure of the Parties to determine a long-term role for the Executive will create no liability or obligation for any of the Parties. For the avoidance of doubt, the Agreement and its Term will cease on your last day of employment with the Company (or any of its affiliates) unless you continue in a long-term role as provided in paragraph 5(d) (other than provisions of the Agreement that survive, which provisions shall remain in effect in accordance with their terms).

7.           Until the earlier of (a) the end of the Transition Period and (b) your ceasing to be an employee of the Company (or one of its affiliates), you understand and acknowledge that you are an at-will employee of the Company and, in the event of any termination of your employment by the Company or voluntarily by you, you would not be entitled to any sums or other payments or benefits, other than the Good Reason Payment, Incentive Compensation, Other Benefits, Acceleration, and, if earned, the Retention Bonus, all as specifically provided herein; provided, however, that nothing in this letter shall (i)  limit the Company’s obligations under Section 7.2 of the Agreement with respect to legal fees or (ii) your obligation to comply with the protective provisions set forth in Article VI of the Agreement.

8.           Any payments to be made hereunder following termination of employment will be paid in a lump sum as provided under the Agreement, unless expressly set forth otherwise herein, promptly thereafter, subject to compliance with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, including but not limited to any requirement that such payments be delayed for at least six months following termination of employment. The terms “termination” and “termination of employment,” and any variations thereof, as used in this Letter are intended to mean a termination of employment which constitutes a “separation from service” under Section 409A.

9.           The terms of this offer remain open for 5 days from the date of this Letter, after which the offer represented by this Letter will be deemed revoked.

Mr. Thomas Hein
December 6, 2007

10.           As an inducement for the Executive to enter into this Letter, the Company has agreed to enter into an Amended and Restated Employment Agreement (the "New Agreement") with you immediately following execution of this Letter in order to, among others, reflect your new title and make changes in an effort to ensure compliance with Section 409A. Following such time, any references to the Agreement in this Letter shall be construed as references to the New Agreement and the exercise period for options held by you shall be governed by the terms of that New Agreement.

Please confirm your agreement with and consent to the terms of this Letter by executing the same in the space provided below. This Letter shall only be effective as of the date it is signed by both you and the Company. For the avoidance of doubt, this Letter represents an amendment of the Agreement. This Letter may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. This Letter shall be subject to the governing law and dispute resolution provisions set forth in the Agreement.

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Mr. Thomas Hein
December 6, 2007

Sincerely,

ORTHOFIX, INC.

By: /s/ Raymond C. Kolls
Name: Raymond C. Kolls
Title: Secretary

Acknowledged and agreed to by:

THOMAS HEIN

By: /s/ Thomas Hein

ORTHOFIX INTERNATIONAL N.V.

By:/s/Raymond C. Kolls
Name: Raymond C. Kolls
Title: Secretary